Exhibit 10.1

AGREEMENT made as of the 1st day of February in the year 2016

BETWEEN the Owner:

TD Ameritrade Services Company, Inc. (“Owner”)

a Delaware corporation

200 S. 108th Ave.

Omaha, NE 68154-2631

and the Contractor:

AP Gulf States, Inc. (“Contractor”)

a Texas corporation

1600 N. Collins Blvd., Suite 2000

Richardson, TX 75080

for the following Project:

TD Ameritrade Business Operations Center DFW-Southlake

State Hwy. 114 and Kirkwood Blvd.

Southlake, TX 76092

The Architect:

Good, Fulton & Farrell, Inc. doing business as GFF, Inc.

The Owner and Contractor agree as follows.

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TABLE OF ARTICLES

1	THE CONTRACT DOCUMENTS

2	THE WORK OF THIS CONTRACT

3	RELATIONSHIP OF THE PARTIES

4	DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

5	CONTRACT SUM

6	CHANGES IN THE WORK

7	COSTS TO BE REIMBURSED

8	COSTS NOT TO BE REIMBURSED

9	DISCOUNTS, REBATES AND REFUNDS

10	SUBCONTRACTS AND OTHER AGREEMENTS

11	ACCOUNTING RECORDS

12	PAYMENTS

13	DISPUTE RESOLUTION

14	TERMINATION OR SUSPENSION

15	MISCELLANEOUS PROVISIONS

16	ENUMERATION OF CONTRACT DOCUMENTS

17	INSURANCE AND BONDS

Exhibit A – Initial Project Information

Exhibit B – AIA Document A201-2007, General Conditions

Exhibit C – Preconstruction Services

Exhibit D – Contractor’s List of Key Personnel

Exhibit E – Outline Schedule

Exhibit F – Contractor’s Reimbursable General Conditions Cost

Exhibit G – Parties’ Representatives

Exhibit H – Equipment Rates for Contractor’s Owned Equipment

Exhibit I – Insurance Requirements

Exhibit J – IGMP & FGMP Estimates

Exhibit K – Non-Disclosure Agreement (“NDA”)

Exhibit L – Lien Waiver Forms

Exhibit M – Work Authorization

Exhibit N – Sales and Use Tax Requirements

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ARTICLE 1  THE CONTRACT DOCUMENTS

The Contract Documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other Conditions), assumptions and qualifications set forth in Exhibit J – IGMP and FGMP Estimates, Drawings, Specifications, Addenda issued prior to execution of this Agreement, other documents listed in this Agreement and Modifications issued after execution of this Agreement, all of which form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated herein. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. If anything in the other Contract Documents, other than a Modification, is inconsistent with this Agreement, this Agreement shall govern.

ARTICLE 2  THE WORK OF THIS CONTRACT

§ 2.1 The Contractor shall fully execute the Work described in the Contract Documents, except as specifically indicated in the Contract Documents to be the responsibility of others.

§ 2.2 Contractor shall jointly attend regular meetings with the Owner, Owner’s Project Management Consultant, and the Architect. Contractor shall consult with the Owner, Designated Representative, Project Management Consultant, and Architect regarding site use and improvements, and the selection of materials, building systems and equipment. Contractor shall provide recommendations on construction feasibility; actions designed to minimize procurement, installation and construction completion; and factors related to construction cost including estimates of alternative designs or materials, possible economies, and preliminary budgets including, but not limited to, a Conceptual Design budget, Schematic Design budget, Design Development budget, IGMP budget, and FGMP budget. Contractor shall also recommend to the Owner and the Architect a schedule for procurement of long-lead time items, which will constitute part of the Work as required to meet the Owner’s schedule.

§ 2.2.2 Prior to the acceptance of a Final Guaranteed Maximum price (referred to herein as “FGMP”) for the entire Work under Section 5.2 below, Contractor will review and monitor the various phases of the Work and development of the design documents to determine whether or not the project budget remains realistic at each such phase. As final design packages are issued by the Architect for the various phases of the Work, the Contractor shall promptly prepare detailed estimates of the cost of the elements of the Project as reasonably required to determine whether or not the budget for the Project remains realistic. When the design drawings are complete and all of the design packages have been bid by the trade contractors, it will be too late in the process to substantially redesign the project to meet the project budget. For that reason, it is the desire of the Owner to recognize any likely budget overruns as soon as possible, and by this Contract, it is employing Contractor to do the design review, budget monitoring, estimating, value engineering and other functions to help the Owner meet the project budget. At any time that Contractor develops misgivings about the integrity of the budget, Contractor is to promptly advise the Owner and the Architect of the misgivings, and make any suggestions Contractor may have as to how to address the problem.

§ 2.3 The Contractor shall furnish only skilled and properly trained staff for the performance of the Work. The key members of the Contractor’s staff shall be persons agreed upon with the Owner, any such agreement not to be unreasonably withheld, and identified in the “Contractor’s List Key Personnel” attached hereto as Exhibit D and made a part hereof. Such key members of the Contractor’s staff shall not be changed without the written consent of the Owner, unless such person becomes unable to perform any required duties due to death, disability, or termination of employment with the Contractor. If a key member is no longer capable of performing in the capacity described in the Contractor’s List of Key Personnel, the Owner and Contractor shall agree on a mutually acceptable substitute, such agreement by the Owner not to be unreasonably withheld.

§ 2.3.1 During the performance of the Work, the Contractor shall, consistent with the requirements of Section 3.9 of the A201–2007, General Conditions (“General Conditions”), keep a competent Project Manager at the Project site, fully authorized to act on behalf of the Contractor. Notice from the Owner to such Project Manager in connection with defective Work or instructions for performance of the Work shall be considered notice of such issues to the Contractor.

§ 2.4 It is the intent of the parties that the overall FGMP proposal will be made by the Contractor pursuant to Section 5.2 hereof, and after the design drawings are fully issued for construction and the entire Work has been divided by the Contractor into trade

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contractor packages and bids from trade contractors have been widely solicited and received back by the Contractor as to substantially all elements of the Project. The Owner shall be entitled to full access to the details of this process. It is the intent of this Agreement that assumptions, clarifications, and any other loose elements that could lead to change orders after the FGMP is determined be held to a minimum. It is also the intent of this Agreement that as many as possible of the elements of the Project be the subject of vigorous competition.

ARTICLE 3  RELATIONSHIP OF THE PARTIES

§ 3.1 The Contractor accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Architect and exercise the Contractor’s skill and judgment in furthering the interests of the Owner; to furnish efficient business administration and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Work in an expeditious and economical manner consistent with the Owner’s interests. The Contractor agrees to submit requests for information required by Contractor to the Owner in a timely manner and the Owner agrees to furnish such information to Contractor in a timely manner to minimize delay in the performance of the Work. The Owner further agrees to make payments to the Contractor in accordance with the requirements of the Contract Documents.

§ 3.2 Owner has retained a Project Management Consultant to represent its interests and to be responsible, as directed by the Owner, for day to day communications and coordination with the Contractor and design professionals. Notwithstanding the foregoing, no notice, decision, consent, approval, agreement, or directive which the Owner is authorized or required to make or provide under the Contract Documents shall be effective or binding on the Owner unless made or communicated by the Owner or the Owner’s Designated Representative, or unless Owner has expressly delegated in writing the authority of the Project Management Consultant, or some other named person, to make or communicate such notice, decision, consent, approval, person, agreement or directive; of which shall be listed in Exhibit G – Parties’ Representatives of this Agreement. Owner reserves the right to change its designated representative at any time by written notice to Contractor executed by an officer of the Owner. Owner also reserves its right to change its Project Management Consultant by written notice to the Contractor.

ARTICLE 4  DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

§ 4.1 Notwithstanding the date of this Agreement or any actual commencement of construction, for purposes of Article 4, the date of commencement of the Work shall be May 30, 2016.

§ 4.2 The Contract Time shall be measured from the date of commencement.

§ 4.3 The Contractor shall achieve Substantial Completion of the entire Work not later than fifteen (15) months after the Commencement Date and the Contractor shall diligently continue to prosecute the Work to Final Completion (the actual completion of the Work, including any extras or change orders approved in accordance with the Contract Documents) and to achieve final completion no later than sixty (60) days following the Date of Substantial Completion.

§ 4.4 Prior to the Owner’s acceptance of the FGMP (see Section 5.2 below), Owner retains the right to identify specific areas for early Substantial Completion sufficient to allow for installation of Owner’s equipment or for the phased use or partial occupancy of the facility. Owner further retains the right to create milestones requiring certain phases or scopes of work to be substantially performed or completed at certain specified times. Collectively, the times required for early Substantial Completion and the milestones described above are referred to in the Contract Documents as “Interim Substantial Completion Dates.” Contractor shall provide mutual input on establishing “Interim Substantial Completion Dates” and will use best efforts to achieve these dates. All milestones dates contained in this Article shall be consistent with Exhibit E – Outline Schedule and as mutually agreed to by Owner and Contractor in the FGMP.

§ 4.5 The Contractor shall provide scheduling and periodic updating of the progress of the Work and other necessary schedules in the interest of completing the Work in the most expeditious and economic manner (hereinafter called the “Progress Schedule”) and as otherwise required by Section 3.10 of the General Conditions. Except as otherwise expressly agreed by Owner, Architect, and Contractor, the Progress Schedule shall be and remain consistent with the Outline Schedule attached hereto as Exhibit E – Outline Schedule.

§ 4.6 In the event Contractor shall fall behind schedule at any time, for any reason which does not justify an extension of the Substantial Completion Date or any required Interim Substantial Completion Dates under Section 8.3 of the General Conditions, Contractor shall develop and deliver a recovery plan to the Owner with a recovery schedule and a program describing the additional

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manpower, overtime, material expediting, resequencing of the Work and other steps Contractor shall take to meet the requirements of the Contract with regard to the Contract Time. In such event, Contractor shall not be entitled to compensation from the Owner or any increase in the FGMP for the scheduled recovery efforts, except as provided in Section 8.3.3 of A201–2007, General Conditions. No approval or consent by the Owner of any plan for resequencing or acceleration of the Work submitted by Contractor pursuant to this Section shall constitute a waiver by Owner of any damages or losses which Owner may suffer by reason of such resequencing or the failure of Contractor to meet the Substantial Completion Date or other requirements of the Contract with regard to the Contract Time.

§ 4.7 Owner or Owner’s Designated Representative shall additionally be entitled to direct the acceleration or resequencing of the Work in order to achieve completion prior to the Interim Completion dates or the Scheduled Substantial Completion Date, and Contractor shall be reimbursed for the amount of the premium portion of overtime actually incurred with respect thereto and shall be entitled to an increase adjustment to the Estimated Contractor’s Cost and the Guaranteed Maximum Price to the extent of the premium portion of overtime so incurred. Before proceeding with any such Owner-directed acceleration plan under this Section, the Contractor shall have received the Owner’s, or Owner’s Designated Representative, prior written approval of the plan and its anticipated not-to-exceed cost.

§ 4.8 The Contractor acknowledges and recognizes that the Owner is entitled to full and beneficial occupancy and use of the completed Work following expiration of the Contract Time. The Contractor further acknowledges and agrees that, if the Contractor fails to substantially complete the Work by the date of Substantial Completion, the Owner will sustain significant actual damages as a result of such failure. Although the Owner’s cost of funds and additional rental and relocation expense which may result from such delay is readily ascertainable, the precise dollar amount of some other elements of damage, such as any business interruption caused by delay, may be difficult to ascertain or establish by direct proof. Accordingly, the parties have agreed to establish liquidated damages to compensate the Owner for delay. If the Contractor fails to achieve Substantial Completion of the Work by the date designated as the Substantial Completion Date in Section 4.3 above, the Owner shall be entitled to retain or recover from the Contractor, as liquidated damages and not as a penalty the amounts set forth as follows:

0 to 10 calendar days late:	$0/Day
11 to 20 calendar days late:	$3,000/Day
21 to 30 calendar days late:	$5,000/Day
31 to 40 calendar days late:	$7,000/Day
Beyond 40 days late:	$10,000/Day

Owner and Contractor agree that the maximum of liquidated damages shall be $750,000.

Such liquidated damages are hereby agreed to be a reasonable pre-estimate of damages the Owner will incur as a result of delayed completion of the Work. Each calendar day of delay (including weekends and holidays) shall be counted as “Day” for purposes of computing the liquidated damages above. The amount so determined shall be the sole and exclusive remedy for delays whether at law or in equity and shall be the full, agreed and liquidated damages recoverable against Contractor by the Owner for all claims, damages, remedies relating to timely performance and completion.

§ 4.9 The Owner may deduct liquidated damages described herein from any unpaid amounts then or thereafter due the Contractor under this Agreement. Any liquidated damages not so deducted from any unpaid amounts due the Contractor shall be payable to the Owner at the demand of the Owner, together with interest at the rate authorized by this Agreement. Any such provisions for liquidated damages shall not prevent the Owner, in case of the Contractor’s default, from terminating the right of the Contractor to proceed as provided as provided in Section 14.2 (Termination by the Owner for Cause) of the General Conditions and from recovering the costs incurred by Owner in completing the Work following such termination and damages arising or resulting therefrom, other than delay in achieving Substantial Completion with the Contract Time.

ARTICLE 5  CONTRACT SUM

§ 5.1 The Owner shall pay the Contractor the Contract Sum in current funds for the Contractor’s performance of the Contract and completion of the Work in accordance with Contract Documents. The Contract Sum is the Cost of the Work as defined in Article 7 plus the Contractor’s Fee as provided in this Article 5, which together shall be the Contractor’s sole compensation for performing Work under the Contract and shall be subject to the FGMP amount agreed to by the parties, subject to adjustment as provided for in this Contract.

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§ 5.1.1 The Contractor’s Fee for performing the Work of the Contract shall be a sum in the amount of 2.5% of the Cost of Work incurred by the Contractor in performance thereof. Such Contractor’s Fee shall be paid in lieu of any payment or reimbursement to Contractor for profit, administration or handling (other than on-site supervision and administration as expressly authorized as Cost of Work), or indirect overhead or expense.

§ 5.1.2 The method of adjustment of the Contractor’s Fee for changes in the Work shall be 2.5%.

§ 5.1.3 Rental rates for Contractor owned equipment shall not exceed the rates as listed in Exhibit H – Equipment Rates for Contractor’s Owned Equipment.

§ 5.1.4 Contractor’s compensation for Pre-construction Services shall be included in Contractor’s Fee (see Section 5.1.1 above), to the extent any such Fee is earned hereunder. However, in the event that the Contract is terminated for any reason other than Owner’s termination of the Contract for cause under Section 14.2 of the General Conditions prior to the commencement of construction of the Work or any phase thereof, Contractor shall be entitled to recover from the Owner as full and complete compensation and reimbursement from the Owner for such Pre-construction Services, including all personnel expense, profit, overhead, and expenses incurred in connection therewith by Contractor, a Pre-Construction Fee in the amount of a pro rata share of the maximum sum for each month in which such services were performed, proportionally adjusted for a partial month, subject to a maximum sum of $50,000. Such Pre-Construction compensation, if any, shall be Contractor’s sole recovery or reimbursement for the Pre-Construction Services performed by Contractor hereunder, including its expenses incurred in connection therewith.

§ 5.2 GUARANTEED MAXIMUM PRICE

§ 5.2.1 The parties agree to establish an Initial Guaranteed Maximum Price (“IGMP”) at the completion of the Design Development documents (to be added by Amendment) as further defined in Exhibit J. This maximum sum includes the estimated cost of the Work, Contractor’s Fee and Contractor’s General Conditions. This maximum sum shall be called the IGMP and the Contractor will guarantee not to exceed subject to changes in project the project scope outlined in Exhibit J. It is anticipated by both parties that the IGMP will not be exceeded by the FGMP as outlined below. Any savings between the IGMP and the FGMP will be returned to the Owner.

The parties agree that, when the Drawings and Specifications for the construction of the Core and Shell Work of the Project, including all agreed-upon phases and packages are sufficiently complete to permit the Contractor to fix the estimated Cost of the entire Work of the Project with some reasonable degree of reliability and predictability, the Contractor shall propose a maximum sum of the Cost of the Work and the Contractor’s Fee that Contractor will guarantee not to exceed (to be added by Amendment) subject to additions and deductions by Change Order as provided in the Contract Documents. Such maximum sum is referred to in the Contract Documents as the Final Guaranteed Maximum Price or “FGMP”. Once the FGMP has been accepted by the Owner, any costs or expenses which would cause the Final Guaranteed Maximum Price to be exceeded shall be paid by the Contractor without reimbursement by the Owner. Any savings between the FGMP and the actual cost of work, including Contractor’s Fee, will be returned to the Owner.

§ 5.2.1.1 Contractor shall include with its Final Guaranteed Maximum Price proposal a written statement of its basis, which shall include:

.1	A list of the Drawings and Specifications, including all addenda thereto and the Conditions of the Contract, which were used in preparation of the Guaranteed Maximum Price proposal.
.2	A list of allowances and a statement of their basis.
.3	A list of the clarifications and assumptions made by the Contractor in the preparation of the FGMP proposal to supplement the information contained in the Drawings and Specifications.
.4	The proposed FGMP, including a detailed, itemized statement of the estimated cost organized by trade categories, allowances, applicable Construction Contingency [see Section 5.2.1.4 below], Contractor’s Fee, Insurance, Bonds and such other items comprising the FGMP under the terms hereof (see Section 5.2.1.6 below).
.5	The Date of Substantial Completion upon which the proposed FGMP is based, together with such Interim Completion Dates made a part thereof, and a schedule of the Construction Documents issuance dates upon which the date of Substantial Completion is based.
.6	Notwithstanding any other provision, the FGMP shall be the sum of the following:

a.	the Contractor’s Estimated Cost of the Work (as approved by the Owner) which consists of the sum of the guaranteed or fixed prices of the Work and the reasonable, good faith estimate of the cost of the balance of the Work;

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b.	the “not to exceed” amount of the Contractor’s Reimbursable Conditions Costs;
c.	a deductive amount for buy-out and/or savings incurred for completed or partially completed Work included in duly executed Work Authorization approved prior to establishing the FGMP;
d.	the Construction Contingency;
e.	the Contractor’s Fee
f.	Insurance and Bonds and
g.	allowances as approved by the Owner.

§ 5.2.1.2 Owner shall have no less than thirty (30) days after receipt of sufficient information to evaluate Contractor’s FGMP proposal in which to accept or reject such proposal. Owner’s acceptance of Contractor’s FGMP Proposal shall be by written amendment to this Agreement, duly executed by Owner and Contractor.

§ 5.2.1.3 Until a Final Guaranteed Maximum Price has been established and accepted by the Owner, the Contractor and Owner agree to use the Work Authorization to authorize work to begin based on a specified scope and a specified “not to exceed” price. Price and the scope of work identified with each previously approved Work Authorization will be included in the Final Guaranteed Maximum Price at the time the Contract Documents are sufficiently complete to establish the Final Guaranteed Maximum Price (“FGMP”). Prior to the Owner’s acceptance of the FGMP under Section 5.2.1.2 above, Contractor shall not incur any cost to be reimbursed as part of the Cost of the Work, except as the Owner may specifically authorize in an executed Work Authorization as required herein.

§ 5.2.1.4 The Final Guaranteed Maximum Price of the Work shall contain a separately identified contingency factor (the “Construction Contingency”) not to exceed 2% (to be added by Work Authorization upon establishment of the FGMP) of the estimated Cost of the Work. The Construction Contingency is not allocated to any particular item of the Cost of the Work and is established for increases in cost in the Work incurred by the Contractor from unforeseen causes or details not capable of reasonable anticipation at the time of the Owner’s approval of the FGMP and is not intended for changes in the scope of the Work, design errors, differing site conditions, suspensions or delays for which the Owner is responsible, or additional costs of allowances beyond the dollar values included in the Guaranteed Maximum Price. It is understood that the amount of the Construction Contingency, except as otherwise provided in this Agreement, is the maximum sum available to the Contractor to cover cost incurred as a result of such unforeseeable causes or details and that cost overruns in excess of the amount of the Construction Contingency will be borne by Contractor. Contractor will not be permitted to use any part of the Construction Contingency without the prior written approval of the Owner or the Owner’s Designated Representative, such approval not to be unreasonably withheld. The Construction Contingency shall not be used for cost to repair and/or replace defective work. The Construction Contingency shall not be greater than 3% for the IGMP and 2% for the FGMP.

§ 5.2.1.5 In determining the Final Guaranteed Maximum Price, the Contractor hereby agrees to exercise the best skill and efforts of the Contractor to make (1) appropriate judgments and inferences in connection with the requirements of the Contract Documents, and (2) all inquiries of the Owner to clarify the Contract Documents as necessary to calculate and establish the Final Guaranteed Maximum Price.

§ 5.2.2 The Final Guaranteed Maximum Price is based on alternates, if any, which are described in Exhibit J and the Contract Documents, and accepted by the Owner.

§ 5.2.3 The Contractor and the Owner agree and acknowledge that the cost of certain portions to the Work may be incapable of exact determination at the time that the Final Guaranteed Maximum Price is established and accepted by the Owner. The Contractor and the Owner will establish reasonable estimates of these costs based upon availability of information for such portions of the Work. The estimates are herein called “Allowances” and will be shown in Exhibit J as “Allowances” and will be subject to Article 3.8 of the AIA A201-2007 General Conditions.

§ 5.2.4 To the extent that the Drawings and Specifications are anticipated to require further development by the Architect, the Contractor has provided in the Initial Guaranteed Maximum Price for such further development consistent with the Contract Documents and reasonably inferable therefrom. Such further development does not include such things as changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which, if required, shall be incorporated by Change Order.

ARTICLE 6  CHANGES IN THE WORK

§ 6.1 Adjustments to the Final Guaranteed Maximum Price on account of changes in the Work may be determined by any of the methods listed in Section 7.3.3 of AIA Document A201–2007, General Conditions of the Contract for

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Construction, subject to the provisions hereof.

It is understood and agreed that refinement and detailing will be accomplished from time to time with respect to the Drawings and Specifications set forth in the Contract Documents. Notwithstanding any other provision hereof, no adjustment to the Cost of the Work, Contractor’s Fee, FGMP, the date required for Substantial Completion, or the Interim Completion Dates, shall be made unless (i) such refinement or detailing results in material changes in the Scope of the Work, quality, function, and or intent of the Drawings and Specifications not reasonably inferable or actually anticipated by Contractor in its reasonable judgment, industry standard practices, experience and expertise and (ii) such adjustment to the Cost of the Work, the Contractor’s Fee, the FGMP, the date required for Substantial Completion, or an Interim Completion Date is first approved in writing by the Owner by Change Order as described in Document A201, Article 7.

§ 6.2 In calculating adjustments to subcontracts (except those awarded with the Owner’s prior consent on the basis of cost plus a fee), the terms “cost” and “fee” as used in Section 7.3.3.3 of AIA Document A201–2007 and the term “costs” as used in Section 7.3.7 of AIA Document A201–2007 shall have the meanings assigned to them in AIA Document A201–2007 and shall not be modified by Articles 5, 7 and 8 of this Agreement. Adjustments to subcontracts awarded with the Owner’s prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of this Agreement, unless the Owner has furnished the Contractor with prior written approval of the form of a subcontract, in which case such adjustments shall be calculated in accordance with the terms and conditions of that subcontract.

§ 6.3 In calculating adjustments to the Final Guaranteed Maximum Price, the terms “cost” and “costs” as used in the above-referenced provisions of AIA Document A201–2007 shall mean the Cost of the Work as defined in Article 7 of this Agreement and the term “fee” shall mean the Contractor’s Fee as defined in Section 5.1.1 of this Agreement.

§ 6.4 Except as may otherwise be expressly provided in Exhibit F (see Section 7.7.3 below), in calculating an adjustment to the FGMP for a change in the Work, the Contractor’s fee shall be adjusted in accordance with Section 5.1.2, any change relating to Contractor’s Reimbursable Conditions Costs resulting therefrom shall be based upon the actual estimated increase or reduction of such costs, except for the fixed rates expressly set forth in the Contract Documents, rather than a percentage or otherwise pre-determined mark-up or mark-down.

ARTICLE 7  COSTS TO BE REIMBURSED

§ 7.1 COST OF THE WORK

§ 7.1.1 The term Cost of the Work shall mean costs necessarily incurred by the Contractor in good faith and in the proper performance of the Work in accordance with the Contract Documents. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior written consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 7.

§ 7.1.2 Where any cost is subject to the Owner’s prior approval, the Contractor shall obtain the Owner’s written approval prior to incurring the cost. The parties shall endeavor to identify any such costs prior to executing this Agreement.

§ 7.2 LABOR COSTS

§ 7.2.1 Wages of construction workers directly employed by the Contractor to perform the construction of the Work at the site or, with the Owner’s prior approval, at off-site workshops. The wages chargeable as labor costs shall be actual wages paid and shall not exceed those wages regularly paid by Contractor for such labor in the area of the Project and for the nature of the work to be performed by such workers.

§ 7.2.2 Wages or salaries of the Contractor’s supervisory and administrative personnel when stationed at the site with the Owner’s approval and only to the extent that such personnel perform supervisory or administrative work directly related to the Project, subject to the limitations imposed on Contractor’s Reimbursable Conditions Costs under Section 7.7.3 below. The wages and salaries chargeable as labor costs shall be actual wages paid and shall not exceed those wages and salaries regularly paid by Contractor for such personnel for projects which are similar in size and scope as the present project.

§ 7.2.3 Wages and salaries of the Contractor’s supervisory or administrative personnel engaged at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work, subject to the limitations imposed on the Contractor’s Reimbursable Conditions Costs under Section 7.7.3 below. The wages and salaries chargeable as labor

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costs shall be actual wages paid and shall not exceed those wages and salaries regularly paid by Contractor for such personnel for projects which are similar in size and scope as the present Project.

§ 7.2.4 Costs for payroll taxes, payroll benefits, payroll insurances, (PT&I), paid or incurred by the Contractor for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as medical and health benefits and pensions (excluding sick leave, holidays, vacations, paid time off, merit bonuses or other incentives, compensation, or benefits), provided such costs are based on wages and salaries included in the Cost of the Work under Sections 7.2.1 through 7.2.3, subject to the limitations imposed on Contractor’s Reimbursable Conditions Costs under Section 7.7.3 below. The PT&I cost charged for salary wages and hourly labor wages will be fixed at 25.00% of actual labor wages and salaries. The PT&I cost for the overtime premium paid for hourly labor wages will be fixed at 12.00%.

When a salaried employee takes Paid Time Off (“PTO”) such as sick leave, holidays, vacations and /or paid time off, the actual W2 wages paid the employee during the PTO period will the charged to the project. If the employee is allocated to the project less than 100%, a prorated proportion of the employee’s PTO wages will be charged to the project based on the employee’s allocation ratio. The maximum PTO W2 wages charged to the project shall not exceed an amount equal to 1 year of accrued PTO for each respective employee’s benefit package. The foregoing PTO provisions will apply to only employees which receive the PTO benefit.

The rates set forth in this Article 7.2.4 are fixed for the duration of the Project and not subject to further audit.

§ 7.3 SUBCONTRACT COSTS

Payments made by the Contractor to Subcontractors properly entered into under the Contract in accordance with the requirements of the subcontracts.

§ 7.4 COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION

§ 7.4.1 Costs, including transportation and storage, of materials and equipment incorporated or to be incorporated in the completed construction.

§ 7.4.2 Costs of materials described in the preceding Section 7.4.1 in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall be properly stored, or in accordance with the Owner’s, Owner’s Designated Representative, or Owner’s Project Management Consultant’s direction become the Owner’s property at the completion of the Work or, at the Owner’s option, shall be sold by the Contractor. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

§ 7.4.3 Costs of equipment operations, including fuel for company-owned vehicles, fuel for internally owned equipment utilized on the jobsite, fuel for equipment rented from equipment rental companies, and repairs and routine maintenance associated with non-rented equipment in use on the jobsite.

§ 7.5 COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

§ 7.5.1 Costs of transportation, storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment and hand tools not customarily owned by construction workers that are provided by the Contractor at the site and fully consumed in the performance of the Work. Costs of materials, supplies, temporary facilities, machinery, equipment and tools that are not fully consumed shall be based on the cost or value of the item at the time it is first used on the Project site less the value of the item when it is no longer used at the Project site (salvage value). Costs for items not fully consumed by the Contractor shall mean fair market value.

§ 7.5.2 Rental charges for temporary facilities, machinery, equipment and hand tools not customarily owned by construction workers that are provided by the Contractor at the site and costs of transportation, installation, minor repairs, dismantling and removal. The total rental cost of any Contractor-owned item may not exceed the purchase price of any comparable item. Rates of Contractor-owned equipment and quantities of equipment shall be listed in Exhibit H, Equipment Rates for Contractor’s Owned Equipment, and subject to the Owner’s prior written approval as such. Whenever appropriate and in the interest of the Owner, the Contractor must recommend purchase and later resale or lease-purchase of machinery and equipment, and Contractor will submit an analysis therefore for approval by the Owner. Rental charges to be paid to the Contractor for machinery and equipment owned by the Contractor will not exceed: i) the local or 75% of the published rates as reflected in the most recent edition of the Associated Equipment Distributor’s Compilation of National Averaged Rental Rates, or ii) rental rates from local rental companies, whichever is less, at the time and place of use, and such rental charges are subject to prior written

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approval by the Owner. If rental equipment is used on the project longer than 7 days, Rental Rates for Contractor’s Owned Equipment and/or local rental company equipment will be based on the lowest cost Rental Rate for weekly, monthly or longer terms rates as appropriate for the time the equipment is actually used on the project. No charge for idle machinery and equipment owned by the Contractor shall be made by the Contractor during the period of any strike or labor dispute. The Contractor must return promptly rented construction facilities, machinery, or equipment upon the end of its use in connection with the project. The terms of this Article 7.5.2 shall apply to all cost plus / GMP Sub-contractors.

§ 7.5.3 Costs of removal of debris from the site of the Work and its proper and legal disposal, subject to the limitations imposed on Contractor’s Reimbursable Conditions Cost under Section 7.7.3 below, and only to the extent that such work is not covered within the scope of one or more subcontractors.

§ 7.5.4 Costs of document reproductions, facsimile transmissions and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office, subject to the limitations imposed on Contractor’s Reimbursable Conditions Costs under Section 7.7.3 below.

§ 7.5.5 Costs of materials and equipment suitably stored off the site at a mutually acceptable location, subject to the Owner’s prior written approval.

§ 7.6 MISCELLANEOUS COSTS

§ 7.6.1 Premiums for that portion of insurance and bonds required by the Contract Documents that can be directly attributed to this Contract. Self-insurance for either full or partial amounts of the coverages required by the Contract Documents, with the Owner’s prior written approval. All Subcontracts under the Contractor’s Subcontractor Default Insurance program (referred to herein as “SDI”) shall be at a fixed rate of 1.2% of the subcontract amount.

The fixed charge rate for the Contractor’s Insurances required by Exhibit I, will be 1% of the final contract amount. The fixed charge rate for the All Risk Builder’s Risk Insurance / Installation Floater will be 0.0780% of the final contract amount.

If Owner elects to have the Contractor provide All Risk Builder’s Risk Insurance / Installation coverage for Owner furnished/installed equipment and furnishings, the cost for this coverage will be 0 .0780% on the value enrolled. Up to $40,000,000 if Owner furnished / installed equipment and furnishings can be enrolled.

The rates set forth in this Article 7.6.1, are fixed for the duration of the Project and not subject to further audit.

§ 7.6.2 Except as provided below, sales, use or similar taxes imposed by a governmental authority that are related to the Work and for which the Contractor is liable, provided, however, that such sales or use taxes must be paid at point of sale or specifically identified and separately stated so that taxes are not incurred on labor or other matters not subject to sales and use. In the event a governmental authority modifies the applicable sales tax rate, Contractor will quantify the financial impact of the change, if any, and present to the Owner in the form of a change order for the difference. In accordance with Exhibit N – Sales and Use Tax Requirements, and notwithstanding the foregoing, sales tax on incorporated materials and incorporated equipment will be paid by the Owner. Contractor (including subcontractors of any tier level and suppliers) shall not pay sales tax at the point of purchase of incorporated materials and incorporated equipment and bids and invoice the Cost of The Work without sales tax on incorporated materials and incorporated equipment. As detailed in Exhibit N, Contractor shall invoice the Cost of The Work showing the monthly and accumulated value of taxable materials and taxable equipment incorporated in to the project.

§ 7.6.3 Fees and assessments for the building permit and for other permits, licenses and inspections for which the Contractor is required by the Contract Documents to pay, provided however, that such costs shall not be used in the calculation of Contractor’s Fee.

§ 7.6.4 Fees of laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Section 13.5.3 of AIA Document A201–2007 or by other provisions of the Contract Documents, and which do not fall within the scope of Section 7.7.3.

§ 7.6.5 Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suits or claims for infringement of patent rights arising from such requirement of the Contract Documents; and payments made in accordance with legal judgments against the Contractor resulting from such suits or claims and payments of settlements made with the Owner’s consent. However, such costs of legal

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defenses, judgments and settlements shall not be included in the calculation of the Contractor’s Fee or subject to the Final Guaranteed Maximum Price. If such royalties, fees and costs are excluded by the last sentence of Section 3.17 of AIA Document A201–2007 or other provisions of the Contract Documents, then they shall not be included in the Cost of the Work.

§ 7.6.6 Costs for electronic equipment, lap tops, desktops, other related computer equipment, software, jobsite and mobile connectivity and other data processing costs, directly related to the Work, subject to the limitations imposed on Contractor’s Reimbursable Conditions Costs under Section 7.7.3 below.

§ 7.6.7 Deposits lost for causes other than Contractor’s negligence or failure to fulfill a specific responsibility in the Contract Documents.

§ 7.7 OTHER COSTS AND EMERGENCIES

§ 7.7.1 Other costs incurred in the performance of the Work if, and to the extent, approved in advance in writing by the Owner or Owner’s Designated Representative.

§ 7.7.2 Costs incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Section 10.4 of AIA Document A201–2007 and not caused by the Contractor, a Subcontractor or anyone for whom either is responsible, or that is capable of being prevented through timely notice of an unsafe condition to the Owner.

§ 7.7.3 The Owner and Contractor have hereby agreed that those certain administrative and supervisory personnel costs, direct overhead, and other onsite costs and expenses incurred by Contractor in the performance of its administrative, supervisory, and management responsibilities under the Contract described or itemized in Contractor’s Reimbursable Conditions Costs Schedule attached hereto as Exhibit F, shall, notwithstanding the other terms of this Article 7, be reimbursable to the Contractor subject to the limitations and restrictions expressly set forth in such Schedule. The FGMP shall include a guaranteed maximum amount of recovery of such costs and, when such has been accepted by the Owner, Contractor’s right to reimbursement or payment for such costs shall be limited to such guaranteed maximum, subject to the provisions relating to changes in the Work (see Article 6 above).

§ 7.8 RELATED PARTY TRANSACTIONS

§ 7.8.1 For purposes of Section 7.8, the term “related party” shall mean a parent, subsidiary, affiliate or other entity having common ownership or management with the Contractor; any entity in which any stockholder in, or management employee of, the Contractor owns any interest in excess of ten percent in the aggregate; or any person or entity which has the right to control the business or affairs of the Contractor. The term “related party” includes any member of the immediate family of any person identified above.

§ 7.8.2 If any of the costs to be reimbursed arise from a transaction between the Contractor and a related party, the Contractor shall notify the Owner of the specific nature of the contemplated transaction, including the identity of the related party and the anticipated cost to be incurred, before any such transaction is consummated or cost incurred. If the Owner, after such notification, authorizes the proposed transaction, then the cost incurred shall be included as a cost to be reimbursed, and the Contractor shall procure the Work, equipment, goods or service from the related party, as a Subcontractor, according to the terms of Article 10. If the Owner does not authorize the transaction, the Contractor shall procure the Work, equipment, goods or service from some person or entity other than a related party according to the terms of Article 10.

ARTICLE 8  COSTS NOT TO BE REIMBURSED

§ 8.1 The Cost of the Work shall not include the items listed below:

Salaries and other compensation of the Contractor’s personnel stationed at the Contractor’s principal office or offices other than the site office, except as specifically provided in Section 7.2. or as may be provided in Article 15;

.2	Expenses of the Contractor’s principal office and offices other than the site office, including but not limited to, data processing, electronic equipment, and software costs, as well as in house partnering, project accounting, legal, and scheduling services;
.3	Overhead and general expenses, except as may be expressly included in Article 7;
.4	The Contractor’s capital expenses, including interest on the Contractor’s capital employed for the Work;
.5	Costs due to the negligence or failure of the Contractor, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable to fulfill a specific responsibility of the Contract;

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.6	Any cost not specifically and expressly described in Article 7, including trade and professional association dues, fees and assessments, even if the amount thereof is based upon the amount of the compensation paid under the Contract to Contractor; and
.7	Costs, other than costs included in Change Orders approved by the Owner, that would cause the Final Guaranteed Maximum Price to be exceeded.
.8	Rental costs of machinery and equipment, except as specifically provided in Section 7.5.2.
.9	Costs and expenses arising from Contractor’s Indemnity obligations, including but not limited to Contractor’s costs and expenses in removing or defending against a mechanic’s lien claim asserted against the Owner and/or its property, unless such mechanic’s lien arises from Owner’s wrongful failure to make timely payments.
.10	Any cost or expense for which payment has already been sought by Contractor and paid by Owner, except as to unreimbursed costs or expenses incurred by Contractor as a result of Owner’s wrongful withholding of payment. In the event a claim or lien is asserted by a subcontractor of any tier claiming through Contractor against Owner for an item of work for which payment has already been made to Contractor by Owner and, if Owner pays or has paid all or a portion of such claim to claimant, such additional payment shall not be included in the Cost of the Work but shall reduce the Contract Sum accordingly.
.11	Taxes, other than sales or use taxes as authorized by this Agreement, incurred by Contractor, including but not limited to franchise, property, or income taxes.
.12	Insurance deductibles and other costs, including co-payments and excess liability, other than (i) reimbursable costs and (ii) insurance deductibles for damage to the Work not resulting from the fault of the Contractor or its Subcontractors.
.13	Penalties for the failure of the Contractor or a subcontractor or another party for whom Contractor is responsible under the Contract to comply with applicable laws and regulations.
.14	Costs and expenses arising from Contractor’s performance of the Work prior to the Owner’s written acceptance of the Final Guaranteed Maximum Price for the entire Work without the prior written authorization required by Section 5.2.1.3 above.
.15	Costs of record storage and retrieval for documents and records relating to the Contract.
.16	Costs to repair defective Work and other costs to comply with Contractor’s warranty obligations under the Contract.
.17	Notwithstanding the breakdown or categorization of any costs to be reimbursed in Article 7 above or elsewhere in the Contract Documents, there shall be no duplication of payment if any particular item for which payment is requested can be characterized as falling into more than one of the types of compensable or reimbursable categories.
.18	Costs and / or premiums for insurances not required by the contract documents.

ARTICLE 9  DISCOUNTS, REBATES AND REFUNDS

§ 9.1 Cash discounts obtained on payments made by the Contractor shall accrue to the Owner if (1) before making the payment, the Contractor included them in an Application for Payment and received payment from the Owner, or (2) the Owner has deposited funds with the Contractor with which to make payments; otherwise, cash discounts shall accrue to the Contractor. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment, dividends or refunds on any bond including performance and payment bonds provided by Contractor or by Subcontractors, and rebates, dividends and refunds of any insurance premiums and deposits shall accrue to the Owner, and the Contractor shall make provisions so that they can be obtained. Contractor shall make reasonable efforts to provide Owner with timely notice of all available discounts, rebates, refunds and returns (hereinafter) referred to collectively as “discount”). The Contractor shall not obtain for its own benefit any discount in connection with the Work prior to providing the Owner with seven (7) days prior written notice of the potential discount and an opportunity to furnish funds necessary or to make necessary arrangements to obtain such discount on behalf of the Owner in accordance with the requirements of this Section 9.1. In the event that Contractor fails to provide Owner with timely notice of the availability of any discount, such discount shall accrue to the Cost of Work.

§ 9.2 Amounts that accrue to the Owner in accordance with the provisions of Section 9.1 shall be credited to the Owner as a deduction from the Cost of the Work.

ARTICLE 10  SUBCONTRACTS AND OTHER AGREEMENTS

§ 10.1 Except as may be otherwise directed or approved by Owner or Owner’s Project Management Consultant and wherever reasonably possible, all subcontracts and purchase orders shall be awarded pursuant to competitive bids and according to the following procedure. Contractor must disclose to Owner and Owner’s Project Management Consultant its intention to perform any Work, other than supervision of the Work, by the Contractor’s own forces.

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Upon Owner’s or Owner’s Project Management Consultant request, Contractor shall be required to solicit competitive bids from other qualified subcontractors for the Work Contractor proposes to perform with its own forces unless the Work is less than $25,000 in value. The Owner or Owner’s Project Management Consultant may designate specific persons or entities from which the Contractor shall obtain bids. Unless waived in writing by the Owner, and wherever reasonably possible, the Contractor shall obtain bids from no less than three (3) qualified Subcontractors and from no less than three (3) qualified suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the Owner and the Owner’s Project Management Consultant. The Owner shall then determine, with the advice of the Contractor, the Architect, and Owner’s Project Management Consultant, which bids will be accepted, including any bid by the Contractor to self-perform work.

§ 10.2 If the FGMP has been established and accepted in writing by the Owner and a specific bidder (1) is recommended to the Owner by the Contractor; (2) is qualified to perform that portion of the Work; and (3) has submitted a bid that conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted, then the Contractor may require that a Change Order be issued to adjust the Guaranteed Maximum Price by the difference between the bid of the person or entity recommended to the Owner by the Contractor and the amount of the subcontract or other agreement actually signed with the person or entity designated by the Owner.

§ 10.3 Subcontracts or other agreements shall conform to the applicable payment provisions of this Agreement, and shall not be awarded on the basis of cost plus a fee without the prior written consent of the Owner. If the Subcontract is awarded on a cost-plus a fee basis, the Contractor shall provide in the Subcontract for the Owner to receive the same audit rights with regard to the Subcontractor as the Owner receives with regard to the Contractor in Article 11, below. Contractor shall promptly deliver to Owner and Owner’s Designated Representative a copy of all executed subcontracts and purchase orders entered into in connection with the Project. Copies of all bids and other proposals shall be furnished upon the request of Owner or Owner’s Designated Representative.

§ 10.4 Whenever the Contractor intends to require payment and performance bonds from a Subcontractor selected to perform some portion of the Work, except as may be otherwise agreed on by the Owner, all bids to the Contractor shall include a separate line item for the premium cost of the bond, if any, included in the lump sum bid. Subcontractor bonds whose premiums are otherwise recoverable as a Cost of Work must be issued on bond forms acceptable to the Owner and executed or issued by a responsible corporate surety acceptable to the Owner.

ARTICLE 11  ACCOUNTING RECORDS

The Contractor shall keep full and detailed records and accounts related to the cost of the Work and exercise such controls as may be necessary for proper financial management under this Contract and to substantiate all costs incurred. The accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner’s auditors shall, during regular business hours and upon reasonable notice, be afforded access to, and shall be permitted to audit and copy, the Contractor’s records and accounts, including complete documentation supporting accounting entries, books, correspondence, instructions, drawings, receipts, subcontracts, Subcontractor’s proposals, purchase orders, vouchers, memoranda and other data relating to this Contract. The Contractor shall preserve these records for a period of three years after final payment, or for such longer period as may be required by law.

ARTICLE 12  PAYMENTS

§ 12.1 PROGRESS PAYMENTS

§ 12.1.1 Based upon Applications for Payment including all supporting documentation as hereinafter provided and submitted to the Architect by the Contractor and Certificates for Payment issued by the Architect, the Owner shall make progress payments on account of the Contract Sum to the Contractor as provided below and elsewhere in the Contract Documents.

The Parties may agree to establish an informal process for the submittal, prior to the submission of a finalized Application for Payment, of draft Applications for Payment to Owner for review and approval pursuant to this Contract. Pursuant to any such informal process, Owner and Owner’s Designated Representative may preliminarily review and preliminarily approve draft Applications for Payment submitted by Contractor. Contractor agrees that it may not and shall not rely on any such process, review and/or approval as a basis for payment under this Contract or any statute applicable to payment. The Parties further agree that Contractor’s submission of a draft or preliminary Application for Payment for Owner or Owner’s Designated Representative’s review and/or approval thereof does not constitute the actual submission of an Application for Payment in accordance with this Contract, does not trigger any time frames or obligations of Owner hereunder, and does not trigger any statute applicable to payment. Further, nothing in any such process, review and/or approval shall be deemed to be Owner’s or Owner’s Designated Representative approval of such preliminary Application for Payment or part thereof. Moreover, nothing in any

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such process, review and/or approval shall relieve Contractor from its obligation to submit a finalized Application for Payment, nor preclude Owner and/or Architect from exercising any right of withholding or any other right provided for herein or in any applicable statute.

§ 12.1.2 Contractor shall submit its Application for Payment on the first business day of the month. The period covered by each Application for Payment shall be one calendar month ending on the last day of the month.

§ 12.1.3 Owner shall make payment to the Contractor of approved payment amount no later than thirty (30) days following submission of Contractor’s Application for Payment.

§ 12.1.4 Contractor shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence required by the Owner, Owner’s Designated Representative, or Owner’s Project Management Consultant to demonstrate that cash disbursements already made by the Contractor on account of the Cost of the Work equal or exceed (1) progress payments already received by the Contractor; less (2) that portion of those payments attributable to the Contractor’s Fee; plus (3) payrolls for the period covered by the present Application for Payment.

§ 12.1.5 Each Application for Payment shall be based on the most recent schedule of values submitted by the Contractor in accordance with the Contract Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Contractor’s Fee shall be shown as a single separate item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect may require. This schedule, unless objected to by the Architect, shall be used as a basis for reviewing the Contractor’s Applications for Payment.

§ 12.1.6 Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed; or (2) the percentage obtained by dividing (a) the expense that has actually been incurred by the Contractor on account of that portion of the Work for which the Contractor has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

§ 12.1.6.1 In addition to other required items, each Application for Payment shall be accompanied by the following documentation, statements and information, all in form and substance reasonably satisfactory to the Owner and in compliance with applicable state statutes:

(A)	A duly executed statement from Contractor detailing all moneys paid out or costs incurred by it on account of the Cost of the Work and for which payment is sought;
(B)	With regard to payments sought for work (labor and materials) furnished by subcontractors (including vendors or material suppliers), Contractor must identify all subcontractors for whose work payment is being sought in the Application and, in addition to providing such supporting documentation as may be reasonably required or requested by the Owner, provide, for each such subcontractor, the following information: (1) a brief description of the work performed for which payment is being sought, (2) the agreed upon price or value of the work, (3) the amount to be retained or withheld from the subcontractor, and (4) the amount requested for payment to the subcontractor;
(C)	Contractor shall obtain from each of its subcontractors and make available as required or requested by the Owner, a duly executed statement from each of the Contractor’s subcontractors for whom payment is sought which provides the same information with regard to each such subcontractor as is required for the Contractor in Section (B) immediately above;
(D)	With regard to work performed by Contractor or its own forces, Contractor must provide an accurate description of the work performed and for which payment is sought, including such supporting documentation required by this Agreement;
(E)	A statement, under oath, by Contractor that all bills or obligations incurred by Contractor, for which previous applications for payment have been submitted and paid by Owner, have been paid by Contractor, or, if some bill or obligation remains outstanding, the statement shall fully disclose the outstanding bill or obligation by stating the name of the person or entity to whom the bill or obligation remains outstanding, the amount of the outstanding bill or obligation, and the basis or reason why such bill or obligation has not been paid;
(F)

A statement, under oath, by Contractor that, to the best of its information and belief, no person or entity has a claim for payment or has asserted a claim for payment arising from or in connection with the Work performed under this Contract, other than any claim which has been fully paid and duly released or is

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included in the Application for payment and fully described in subparagraph (A) immediately above, or, if Contractor knows or believes such a claim exists or has been asserted or made, the statement shall fully disclose the claim by stating the name of the claimant or potential claimant, a description of the work for which payment is claimed, the amount of such claim, and the basis or reason why such claim has not been paid;
(G)	A duly executed unconditional Waiver of Mechanic’s Lien from the Contractor waiving all contractual, statutory and constitutional liens or all claims for payment for the work covered by previously paid Applications for Payment and conditionally waiving all such liens or claims for payment for the work covered by the Application for Payment being submitted, to the extent of payment received, in accordance with Texas laws and Exhibit L – Lien Waiver Forms.
(H)	Duly executed and notarized unconditional Waivers of Mechanic’s Liens from each subcontractor and sub-subcontractor for whom payment is being sought waiving all liens or claims for payment for the work covered by previously paid Applications for Payment where payment was made more than [21] days prior to the current Application for Payment and conditionally waiving all liens or claims for payment for the Work covered by the Application for Payment being submitted, to the extent of payment received, in accordance with Texas laws and Exhibit L – Lien Waiver Forms.
(I)	Duly executed and notarized unconditional Waivers of Mechanic’s Liens from each supplier and/or vendor who provide more than ($5,000) in goods or services in aggregate, for whom payment is being sought waiving all liens or claims for payment for the work covered by previously paid Applications for Payment where payment was made more than [21] days prior to the current Application for Payment and conditionally waiving all liens or claims for payment for the Work covered by the Application for Payment being submitted, to the extent of payment received, in accordance with Texas laws and Exhibit L – Lien Waiver Forms.

§ 12.1.7 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

.1	Take that portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage of completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values, not to exceed the actual cost of such Work incurred by the Contractor for such period, less the retainage to be withheld under Section 12.1.8 below. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included as provided in Section 7.3.9 of AIA Document A201–2007;
.2	If approved in advance in writing by the Owner, add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work, or if approved in advance in writing by the Owner, suitably stored off the site at a location agreed upon in writing;
.3	Add the Contractor’s Fee, less retainage of ten percent (10%). The Contractor’s Fee shall be computed upon the Cost of the Work at the rate stated in Section 5.1.1 or, if the Contractor’s Fee is stated as a fixed sum in that Section, shall be an amount that bears the same ratio to that fixed-sum fee as the Cost of the Work bears to a reasonable estimate of the probable Cost of the Work upon its completion;
.4	Subtract retainage of ten percent (10%) from that portion of the Work that the Contractor self-performs;
.5	Subtract the aggregate of previous payments made by the Owner;
.6	Subtract the shortfall, if any, indicated by the Contractor in the documentation required by Section 12.1.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner’s auditors in such documentation; and
.7	Subtract amounts, if any, for which the Architect, Owner, Owner’s Designated Representative, or Owner’s Project Management Consultant has withheld or nullified a Certificate for Payment as provided in Section 9.5 of AIA Document A201–2007.

§ 12.1.8 The Owner and the Contractor shall agree upon a (1) mutually acceptable procedure for review and approval of payments to Subcontractors and the Contractor shall execute subcontracts in accordance with that agreement.

§ 12.1.8.1 Except with the Owner’s prior written approval, payments to Subcontractors included in the Contractor’s Application for Payment shall not exceed an amount for each Subcontractor calculated as follows:

.1	Take the portion of the Subcontract Sum properly allocable to completed Work as determined by

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multiplying the percentage completion of each portion of the Subcontractor’s Work by the share of the total Subcontract Sum allocated to that portion in the Subcontractor’s schedule of values, less retainage of ten percent (10%). Pending final determination of amounts to be paid to the Subcontractor for changes in the Work, amounts not in dispute may be included as provided in Section 7.3.9 of the General Conditions even though the Subcontract Sum has not yet been adjusted by Change Order.

.2	If approved in advance in writing by the Owner, add that portion of the Subcontract Sum properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work or, if approved in advance by the Owner in writing, suitably stored off the site at a location agreed upon in writing, less agreed upon retainage.
.3	Subtract the aggregate of previous payments by the Contractor to the Subcontractor.
.4	Subtract amounts, if any, for which the Architect, Owner, Owner’s Designated Representative, or Owner’s Project Management Consultant has withheld or nullified a Certificate of Payment by the Owner to the Contractor for reasons which are the fault of the Subcontractor.
.5	Add, upon Substantial Completion of the entire Work of the Contractor, a sum sufficient to increase the total payments to the Subcontractor to One Hundred percent (100%) of the Subcontract Sum (or such retainage as agreed between Contractor and Subcontractor), less amounts, if any, for incomplete Work and unsettled claims; and, if final completion of the entire Work is thereafter materially delayed through no fault of the Subcontractor, add any additional amounts payable on account of Work of the Subcontractor in accordance with Section 9.10.3 of the General Conditions; provided, however, that, with Owner’s consent, retainage withheld from selected Subcontractors may be released by Owner and paid in whole or in part upon the satisfactory completion and acceptance of the Work of the Subcontractor, or at such other time as agreed by the Owner and the Contractor.

§ 12.1.9 In taking action on the Contractor’s Applications for Payment, the Owner’s Designated Representative, Owner’s Project Management Consultant, and Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Contractor and shall not be deemed to represent that the Owner’s Designated Representative, Owner’s Project Management Consultant and/or Architect have made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Section 12.1.4 or other supporting data; that the Owner’s Designated Representative, Owner’s Project Management Consultant and/or Architect have made exhaustive or continuous on-site inspections; or that the Owner’s Designated Representative, Owner’s Project Management Consultant’s /or Architect have made examinations to ascertain how or for what purposes the Contractor has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner’s auditors acting in the sole interest of the Owner.

§ 12.1.10 Any reduction or release of retainage, or portion thereof, shall not be a waiver of (1) any of the Owner’s rights to retainage in connection with other payments to the Contractor or (2) any other right or remedy that the Owner has under the Contract Documents, at law or in equity.

§ 12.2 FINAL PAYMENT

§ 12.2.1 Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Contractor when:

.1	the Contractor has fully performed the Contract except for the Contractor’s responsibility to correct Work as provided in Section 12.2.2 of AIA Document A201–2007, and to satisfy other requirements, if any, which extend beyond final payment;
.2	the Contractor has submitted a final accounting for the Cost of the Work and a final Application for Payment; and
.3	a final Certificate for Payment has been issued by the Architect; and
.4	the Contractor has furnished to Owner a bills paid affidavit which truthfully states that all bills have been paid or are set forth in the affidavit and covered by a conditional release from each unpaid subcontractor or supplier, and a release (conditional upon receipt of payment) of the Owner’s constitutional and statutory mechanic’s lien or any other claim for payment. As a further condition of final payment, upon Owner’s request, Contractor shall furnish such a bills paid affidavit and release of liens (conditional upon receipt of payment if not previously paid in full) from each of its subcontractors and suppliers who furnished labor and/or materials to the construction of improvements hereunder. If any subcontractor or supplier refuses to furnish such a release or in the event that a claim for payment or lien has been asserted by a subcontractor or supplier furnishing work to the project, Contractor shall furnish a surety bond reasonably acceptable to Owner to release such claim against Owner and lien, if any, and otherwise fully comply with the provisions of Texas laws, as applicable; and

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.5	the Contractor has delivered to Owner three (3) complete sets of Record Documents, reflecting the “As-Built” conditions of the Project at final completion, including, without limitation, all warranties, manuals, instructions, reports, and other such documentation as Owner may have previously requested; and
.6	the Contractor has satisfied the requirements of the remaining project close-out procedures, including “punch list”, as described in the Contract Documents; and
.7	the Owner has completed final audit of final accounting for the Cost of Work subject to Section 12.2.2 below.

§ 12.2.2 The Owner’s selected auditors will review and report in writing on the Contractor’s final accounting within 45 days after delivery of the final accounting to the Owner and Owner’s Project Management Consultant by the Contractor. Based upon such Cost of the Work as the Owner’s auditors report to be substantiated by the Contractor’s final accounting, and provided the other conditions of Section 12.2.1 have been met, the Architect will, within seven days after receipt of the written report of the Owner’s auditors, either issue to the Owner a final Certificate for Payment with a copy to the Contractor, or notify the Contractor and Owner in writing of the Architect’s reasons for withholding a certificate as provided in Section 9.5.1 of the AIA Document A201–2007. The time periods stated in this Section 12.2.2 supersede those stated in Section 9.4.1 of the AIA Document A201–2007. The Architect is not responsible for verifying the accuracy of the Contractor’s final accounting.

§ 12.2.3 If the Owner’s selected auditors report the Cost of the Work as substantiated by the Contractor’s final accounting to be less than claimed by the Contractor, the Contractor shall be entitled to request mediation of the disputed amount without seeking an initial decision pursuant to Section 15.2 of A201–2007. A request for mediation shall be made by the Contractor within 30 days after the Contractor’s receipt of a copy of the Architect’s final Certificate for Payment. Failure to request mediation within this 30-day period shall result in the substantiated amount reported by the Owner’s auditors becoming binding on the Contractor. Pending a final resolution of the disputed amount, the Owner shall pay the Contractor the amount certified in the Architect’s final Certificate for Payment.

§ 12.2.4 The Owner’s final payment to the Contractor shall be made no later than 30 days after the issuance of the Architect’s final Certificate for Payment.

§ 12.2.5 If, subsequent to final payment and at the Owner’s request, the Contractor incurs costs described in Article 7 and not excluded by Article 8 to correct defective or nonconforming Work, the Owner shall reimburse the Contractor such costs and the Contractor’s Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price.

ARTICLE 13  DISPUTE RESOLUTION

§ 13.1 INITIAL DECISION MAKER

The Architect will serve as Initial Decision Maker pursuant to Section 15.2 of AIA Document A201–2007 General Conditions, unless the parties appoint below another individual, not a party to the Agreement, to serve as Initial Decision Maker.

§ 13.2 BINDING DISPUTE RESOLUTION

For any Claim subject to, but not resolved by Article 15 of AIA Document A201–2007.

ARTICLE 14  TERMINATION OR SUSPENSION

§ 14.1 Subject to the provisions of Section 14.2 below, the Contract may be terminated by the Owner or the Contractor as provided in Article 14 of AIA Document A201–2007 General Conditions.

§ 14.2 If the Owner terminates the Contract, whether for convenience or cause, as provided in Article 14 of AIA Document A201–2007, the amount, if any, to be paid to the Contractor shall not cause the Final Guaranteed Maximum Price to be exceeded, nor shall it exceed an amount calculated as follows:

.1	Take the Cost of the Work incurred by the Contractor to the date of termination;
.2	Add the Contractor’s Fee computed upon the Cost of the Work to the date of termination at the rate stated in Section 5.1.1 or, if the Contractor’s Fee is stated as a fixed sum in that Section, an amount that bears the same ratio to that fixed-sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion; and

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.3	Subtract the aggregate of previous payments made by the Owner and any other sums which Owner is authorized to withhold from payment to Contractor pursuant to the terms of the Contract.

§ 14.3 The Owner shall also pay the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Contractor that the Owner elects to retain and that is not otherwise included in the Cost of the Work under Section 14.2.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Contractor shall, as a condition of receiving the payments referred to in this Article 14, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Contractor, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Contractor under such subcontracts or purchase orders.

§ 14.4 The Work may be suspended by the Owner as provided in Article 14 of AIA Document A201–2007; in such case, the Final Guaranteed Maximum Price and Contract Time shall be increased as provided in Section 14.3.2 of AIA Document A201–2007, except that the term “profit” shall be understood to mean the Contractor’s Fee as described in Sections 5.1.1 and Section 6.4 of this Agreement.

ARTICLE 15  MISCELLANEOUS PROVISIONS

§ 15.1 Where reference is made in this Agreement to a provision of AIA Document A201–2007 or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.

§ 15.2 The Owner’s designated representative:

The name and contact information for the Owner’s designated representative is set forth in the List of Parties’ Representatives attached hereto as Exhibit G.

§ 15.3 The Contractor’s representative:

The name and contact information for the Contractor’s designated representative is set forth in the List of Parties’ Representatives attached hereto as Exhibit G.

§ 15.4 Neither the Owner’s nor the Contractor’s representative shall be changed without ten days’ written notice to the other party.

§ 15.5 Other provisions:

§ 15.5.1 If any action at law or in equity, including an arbitration proceeding, is necessary to enforce or interpret the terms of this Agreement, the prevailing party in any such proceeding shall be entitled to recovery of attorney’s fees and costs of litigation or arbitration in accordance with the General Conditions.

§ 15.5.2 The Contractor represents and warrants the following to the Owner (in addition to any other representations and warranties contained elsewhere in the Contract Documents) as an inducement to the Owner to execute this Agreement:

.1	that it will perform all Work called for hereunder in a good and workmanlike manner and in accordance with the Contract Documents;
.2	that it shall strictly comply with and satisfy all legal requirements applicable to the Contractor’s means and methods of the Work;
.3	that it is financially solvent, able to pay its debts as they mature and possesses sufficient working capital to complete the Work and perform its obligations hereunder;
.4	that it possesses a high level of experience and expertise in the business administration, construction, construction management and superintendence of the projects of the size, complexity and nature of the project to be constructed at the site, and it will perform the Work with the care, skill, and diligence of such a contractor;
.5	that it is able to furnish the tools, materials, supplies, equipment, and labor required to complete the Work and perform its obligations hereunder;
.6	that it is authorized to do business in the State of Texas and properly licensed by all necessary governmental and public and quasi-public authorities having jurisdiction over it and over the Work and the site of the Project;
.7	that its execution of the Agreement and its performance hereunder are within its duly authorized powers.

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The foregoing warranties are in addition to, and not in lieu of, any and all other liability imposed upon the Contractor by law with respect to the Contractor’s duties, obligations and performance hereunder. The Contractor’s liability hereunder shall survive the Owner’s final acceptance of and payment for the Work. All representations and warranties set forth in this Agreement, including, without limitation, this Section, shall survive the final completion of the Work or the earlier termination of this Agreement by Owner. The Contractor acknowledges that the Owner is relying on these representations and warranties in entering this Agreement with Contractor.

§ 15.5.3 Approvals, consents, and permissions from the Owner shall not be unreasonably withheld.

§ 15.5.4 Subject to the limitations of section 7.7.3, the Contractor shall have the right to allocate any difference between the estimated and actual cost of performing the Work associated with any line item to any other line item(s).

§ 15.5.5 The Contractor is not required to furnish free of charge to Owner’s separate contractors and material suppliers, general/special condition items such as, but not limited to, unloading, temporary electrical service, vertical/horizontal transportation, trash removal, clean-up, insurance, equipment temporary barricades and protection, etc. However, the Contractor shall cooperate with the Owner’s separate contractors and material suppliers to the extent that such cooperation does not materially interfere with the performance of the Work.

§ 15.5.6 This Agreement excludes imposition of subsequent additional requirements by Government Authorities (Building Department, Fire Marshall, etc.) or changes in Codes or Statutes imposed after date of the drawings which were submitted in order for permits to be obtained. This agreement excludes modifying or upgrading of any existing building systems, utilities, or existing conditions beyond those shown in Contract Documents.

ARTICLE 16  ENUMERATION OF CONTRACT DOCUMENTS

§ 16.1 The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated in the sections below.

§ 16.1.1 The Agreement is comprised of the following documents listed below:

.1	AIA Document A102-2007, Standard Form of Agreement Between Owner and Contractor as modified herein by the parties

.2	Exhibit A – Initial Project Information

.3	Exhibit B – AIA Document A201-2007, General Conditions of the Contract for Construction as modified herein by the parties

.4	Exhibit C – Preconstruction Services

.5	Exhibit D – Contractor’s List of Key Personnel

.6	Exhibit E – Outline Schedule

.7	Exhibit F – Contractor’s Reimbursable General Conditions Cost

.8	Exhibit G – Parties’ Representatives

.9	Exhibit H – Equipment Rates for Contractor’s Owned Equipment

.10	Exhibit I – Insurance Requirements

.11	Exhibit J – IGMP & FGMP Estimates

.12	Exhibit K – Non-Disclosure Agreement (“NDA”)

.13	Exhibit L – Lien Waiver Forms

.14	Exhibit M – Work Authorization

.15	Exhibit N – Sales and Use Tax Requirements

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ARTICLE 17  INSURANCE AND BONDS

The Contractor shall purchase and maintain insurance and provide bonds as set forth in Article 11 of AIA Document A201–2007 and as described in Exhibit I – Insurance Requirements.

This Agreement entered into as of the day and year first written above.

TD AMERITRADE SERVICES COMPANY, INC.	AP GULF STATES, INC.
(OWNER)	(CONTRACTOR)

/s/ Karen Ganzlin	/s/ Corbett Nichter
(Signature)	(Signature)

Karen Ganzlin, Executive Vice President and Chief Human Resources Officer	Corbett Nichter, Senior Vice President
(Printed name and title)	(Printed name and title)

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